Exhibit 99.1

NEWS RELEASE
6140 Stoneridge Mall Road
CONTACTS:	Suite 590
Albert G. White, III	Pleasanton, CA 94588
VP, Investor Relations and Treasurer	925-460-3663
www.coopercos.com
Kim Duncan
Director, Investor Relations ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2009 RESULTS

PLEASANTON, Calif., Sept. 3, 2009 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the third quarter of fiscal 2009.

Revenue increased 2% year-over-year to $285.2 million. Revenue increased 4% in constant currency.

GAAP earnings per share (EPS) 48 cents, up 9 cents or 23% from last year’s third quarter.

Non-GAAP EPS 54 cents. Non-GAAP EPS excludes $4.1 million, or 6 cents per share, for the recently announced 2009 CooperVision manufacturing restructuring plan. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

Third quarter free cash flow $56.0 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “This quarter was another step in the right direction for the long-term health of our company. Although our quarterly earnings were lower than we would have liked, we generated extremely strong cash flow and now expect roughly $100 million of free cash flow for the fiscal year. Excluding charges for the recently announced manufacturing restructuring, we expect to exceed the mid-point of our previous annual earnings guidance. Overall, our financial position continues to improve, and the fundamentals of our business remain intact.”

Weiss continued, “Within our business units, CooperVision posted strong sales growth even with challenges in certain parts of the soft contact lens market. Our silicone hydrogel product family grew 35% sequentially, and while our toric share remains under pressure from competing products, our Biofinity® toric lens was very well received with $3.6 million of sales. Per independent market data for calendar Q2, we grew 1.7x faster than the market, and I remain impressed with our team’s ability to drive growth in the face of tough competition and a difficult economic environment. CooperVision has also taken steps to improve capacity utilization and thus gross margins with several initiatives including the recently announced manufacturing restructuring. CooperSurgical posted another very strong quarter with margins and cash flow continuing to impress. Looking ahead, I am optimistic that the steps we have taken, along with outside factors such as currency, can drive gross margins and earnings improvements over the coming year.”

Third Quarter Operating Highlights

•	Revenue $285.2 million, 2% above third quarter 2008, 4% in constant currency.

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Gross margin 51% compared with 56% in last year’s third quarter. The decline in gross margin is largely attributed to charges related to the 2009 CooperVision manufacturing restructuring plan, inventory and equipment write-offs and idled equipment.

•

Operating margin 12% compared with 11% in last year’s third quarter. A strong focus on expense control combined with a positive currency impact helped drive operating expenses as a percentage of sales to 39% from 45% in last year’s third quarter. Within CooperVision, Biofinity toric marketing costs were higher than anticipated as the product launch has been accelerated due to the positive reception.

•	Depreciation and amortization expense $22.0 million, including $1.0 million in accelerated depreciation.

•	Interest expense $11.1 million or 4% of sales vs. $15.3 million or 5% of sales in last year’s third quarter.

•	Cash provided by operations $75.9 million and capital expenditures $19.9 million resulted in free cash flow of $56.0 million. Trailing twelve month free cash flow $89.1 million.

•	Total debt decreased $56.6 million to $838.9 million.

Third Quarter CooperVision (CVI) Operating Highlights

•	Revenue $240.9 million, up 2% from last year’s third quarter, up 3% in constant currency.

•	Revenue by segment:

	(In millions) 3Q09	% of CVI Revenue 3Q09	%chg y/y	Constant Currency %chg y/y
Toric	$75.0	31%	-10%	-4%
Multifocal	16.6	7%	7%	14%
Single-use sphere	50.1	21%	8%	9%
Non single-use sphere, other	99.2	41%	-1%	6%

Total	$240.9	100%	2%	3%

• Revenue by geography:

	(In millions) 3Q09	% of CVI Revenue 3Q09	%chg y/y	Constant Currency %chg y/y
Americas	$105.7	44%	n/c	n/c
Europe	90.7	38%	-1%	7%
Asia Pacific	44.5	18%	16%	5%

Total	$240.9	100%	2%	3%

•	Selected revenue by material:

	(In millions) 3Q09	% of CVI Revenue 3Q09	%chg y/y	Constant Currency %chg y/y
Proclear	$69.7	29%	3%	11%
Silicone hydrogel	$31.8	13%	73%	84%

•	Gross margin 49% compared with 55% in the third quarter of 2008.

•	Operating margin 12% unchanged from last year’s third quarter.

Third Quarter CooperSurgical (CSI) Operating Highlights

•	Revenue $44.3 million, up 4% from last year’s third quarter.

•	Sales of products marketed directly to hospitals increased 10% year-over-year to $14.4 million and now represent 33% of CSI’s total revenue vs. 31% in last year’s third quarter.

•	Gross margin 62%, up from 59% in last year’s third quarter.

•	Operating margin 24%, up from 20% in last year’s third quarter.

Fourth Quarter and Full-Year 2009 Guidance

The Company initiated fourth quarter guidance and revised its full-year 2009 guidance. Guidance is summarized as follows:

	YTD 2009A	4Q09 Guidance	FY09 Guidance
Revenues (In millions)
CVI	$670	$230 - $240	$900 - $910
CSI	$127	$41 - $45	$168 - $172
Total	$797	$271 - $285	$1,068 - $1,082
EPS
GAAP	$1.55	$0.56 - $0.58	$2.11 - $2.13
Non-GAAP	$1.61	$0.66 - $0.68	$2.27 - $2.29
Free Cash Flow (In millions)	$71	$22 - $32	$93 - $103

*	Excludes impact of 2009 CVI manufacturing restructuring plan. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial guidance presented on a GAAP basis, we use non-GAAP measures indicated in the table below, which exclude restructuring costs that we believe are helpful in understanding our future results. Our non-GAAP financial guidance is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods.

Non-GAAP EPS guidance excludes costs related to the recently announced 2009 CooperVision manufacturing restructuring plan of $4.1 million or 6 cents per share. These costs, primarily severance related to the pending closure of the Norfolk manufacturing plant, are recorded in costs of sales. We expect to recognize total pre-tax restructuring charges under this plan of approximately $25.0 million with about $7.5 million in our fiscal fourth quarter 2009 and the remainder in fiscal 2010. We believe it is useful for investors to understand the effects of these restructuring costs on our total operating results.

	3Q09A	YTD 2009A	4Q09 Guidance	FY09 Guidance
EPS
GAAP	$0.48	$1.55	$0.56 - $0.58	$2.11 - $2.13
Non-GAAP adjustment for costs related to the restructuring plan discussed above	0.06	0.06	0.10	0.16

Non-GAAP	$0.54	$1.61	$0.66 - $0.68	$2.27 - $2.29

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its third quarter 2009 financial results. The dial in number in the United States is +1-866-800-8651 and outside the United States is +1-617-614-2704. The passcode is 13868795. There will be a replay available approximately two hours after the call ends until Thursday, September 10, 2009. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 43690396. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website within 24 hours after the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism and presbyopia. CooperVision manufactures a full array of monthly, two-week, and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, UK; and Madrid, Spain.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, and Stafford, TX.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, CooperVision’s manufacturing restructuring plan and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the Company’s failure to realize anticipated savings, or its incurrence of unexpected costs, from CooperVision’s manufacturing restructuring plan; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters, CooperVision’s manufacturing restructuring plan or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel and other hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; changes in the Company’s expected utilization of recognized net operating loss carry forwards and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2009	October 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$3,790	$1,944
Trade receivables, net	170,276	159,158
Inventories	276,847	283,454
Deferred tax assets	20,944	26,337
Other current assets	46,158	55,139

Total current assets	518,015	526,032

Property, plant and equipment, net	608,342	602,654
Goodwill	1,260,793	1,251,699
Other intangibles, net	119,809	130,587
Deferred tax assets	28,855	25,645
Other assets	45,621	50,999

	$2,581,435	$2,587,616

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$38,448	$43,013
Other current liabilities	173,685	212,394

Total current liabilities	212,133	255,407

Long-term debt	800,525	861,781
Other liabilities	41,336	38,156
Deferred tax liabilities	13,064	15,196

Total liabilities	1,067,058	1,170,540

Stockholders’ equity	1,514,377	1,417,076

	$2,581,435	$2,587,616

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2009	2008	2009	2008
Net sales	$285,230	$278,513	$796,966	$780,533
Cost of sales	138,835	123,416	359,380	332,547

Gross profit	146,395	155,097	437,586	447,986
Selling, general and administrative expense	100,038	110,639	288,735	328,048
Research and development expense	7,737	9,030	25,032	26,278
Restructuring costs	462	173	3,416	1,521
Amortization of intangibles	4,233	4,211	12,490	12,678

Operating income	33,925	31,044	107,913	79,461
Interest expense	11,085	15,266	33,372	38,441
Other (expense) income, net	(155)	1,738	8,249	1,929

Income before income taxes	22,685	17,516	82,790	42,949
Provision for (benefit from) income taxes	777	(363)	12,360	6,952

Net income	$21,908	$17,879	$70,430	$35,997

Diluted earnings per share	$0.48	$0.39	$1.55	$0.79

Number of shares used to compute earnings per share	45,694	46,934	45,368	47,477

Soft Contact Lens Revenue Update: Second Calendar Quarter 2009

Worldwide Market in Constant Currency vs. CooperVision in Constant Currency

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm.

Worldwide Manufacturers’ Soft Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	2009 CYQ2 Market	% Change	CooperVision % Change	2009 CYQ2 YTD Market	% Change	CooperVision % Change
Single-Use Spherical Lenses	$507	1%	14%	$977	1%	17%
Spherical Lenses (ex single-use)	661	(1)%	1%	1,319	1%	4%

Total Spheres	1,168	n/c	5%	2,296	1%	8%

Torics	262	4%	(5)%	520	6%	(5)%
Multifocal	64	17%	14%	123	20%	14%

Soft Contact Lenses	$1,494	1%	2%	$2,939	2%	4%

Total Silicone Hydrogel	$521	16%	81%	$1,020	19%	94%

Americas Region	$571	(1)%	(1)%	$1,159	4%	3%
European Region	451	6%	6%	863	5%	6%
Asia Pacific Region	472	(1)%	3%	917	(1)%	6%

Worldwide Soft Contact Lenses	$1,494	1%	2%	$2,939	2%	4%

United States	$503	(1)%	(1)%	$1,028	4%	4%
International	991	3%	4%	1,911	2%	5%

Worldwide Soft Contact Lenses	$1,494	1%	2%	$2,939	2%	4%

COO-E

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